Exhibit 10. 38

HARVEST HEALTH & RECREATION INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

1. PURPOSE

This Non-Employee Director Compensation Policy (this “Policy”) of Harvest Health & Recreation Inc., a British Columbia corporation (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), is intended to attract highly qualified individuals to serve as non-employee directors of the Company. This Policy shall remain in effect until amended, replaced or rescinded by further action of the Board. The compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to member of the Board who is not an officer or employee of the Company or any of its subsidiaries or affiliates (each, a “Non-Employee Director”). Members of the Board shall not be entitled to receive any compensation for service on the Board other than as described in this Policy. Capitalized words used and not defined herein shall have the meanings assigned to such terms in the Plan (as defined below).

2. SCOPE OF SERVICES

The awards discussed below are intended to compensate Non-Employee Directors to serve as a member of the Board and to perform his or her responsibilities as a director in good faith, in accordance with applicable law, and in accordance with the Articles of the Company and other policy and procedures applicable to such service, including attendance at all meetings of the Board.

3. COMPENSATION

Source and Description of Award

All grants of equity awards contemplated by this Policy shall be issued under the Harvest Health & Recreation Inc. 2018 Stock and Incentive Plan (the “Plan”), subject to all of the terms and conditions thereof and only to the extent that shares remain available for issuance under the Plan. The terms of the Plan are incorporated into this Policy with respect to any equity awards paid hereunder. In the event of any inconsistency between the Plan and this Policy with respect to the equity awards, the terms of the Plan shall control. This Policy does not constitute a separate source of shares for the granting of any equity awards hereunder.

This Policy relates to the award of Restricted Stock Units pursuant to Section 6(c) of the Plan (each, an “RSU”) and the form of Restricted Stock Unit Award Agreement substantially in the form attached hereto as Exhibit A. Each RSU entitles the holder to receive one Subordinate Voting Share of the Company’s authorized capital stock subject to vesting as provided for in this Policy.

Interim Awards

Award Amount:	Upon adoption of this Policy by the Board (the “Interim Award Date”), (1) each Non-Employee Director will be the number of RSUs set forth opposite each such Non-Employee Director’s name on the attached Schedule 1 (the “Interim RSU Award”).

Vesting:	100% of the Interim RSU Award shall vest on December 31, 2020 so long as the Non-Employee Director is, as of such date (i) serving as a member of the Board, (ii) providing services to the Company pursuant to a written agreement approved by the Board, or (iii) serving as a director, manager or providing services for any subsidiary of the Company pursuant to a written agreement approved by the Board (collectively, the “Services”), provided however, that if the Non-Employee Director is not providing any of the Services as a result of the Non-Employee Director’s (i) death or permanent and total disability (as defined in Section 22(e)(3) of the Code), or (ii) failure to be nominated or elected to the Board by the Company’s shareholders at any annual or special meeting of the Company’s shareholders (collectively, a “Non-Voluntary Termination”), the Interim RSU Award will vest with respect to the Interim RSU Award multiplied by a fraction the numerator of which is the number of completed days elapsed after the Interim Award Date to the date of Non-Voluntary Termination, and the denominator of which is 151 days (i.e., the number of days between the grant date and the end of 2020).

New Director Restricted Stock Unit Award

Award Amount:

Upon the initial appointment to the Board of a Non-Employee Director by the Board (the “Initial Award Date”), each such Non-Employee Director who is not the Chair of the Board will be granted an award (the “Non-Chair Initial Award”) with a target grant value of $100,000, multiplied by a fraction the numerator of which is the number days from the Initial Award Date to December 31 of the year in which the Non-Chair Initial Award was made, and the denominator of which is 365 (the “Service Period Fraction”). The number of RSUs granted on the Initial Award Date shall be computed by dividing the Non-Chair Initial Award (adjusted to Canadian dollars by multiplying the daily average exchange rate published by the Bank of Canada on the business day immediately prior to the Initial Award Date) by the closing price of the Company’s Subordinate Voting Shares on the Canadian Securities Exchange (the “CSE”) on the trading day prior to the Initial Award Date (the “Non-Chair Initial Award RSUs”).

In addition to the Non-Chair Initial Award, a Non-Employee Director who is appointed as the Chair of the Board on an Initial Award Date, will be granted a number of RSUs with a target grant value of $50,000 multiplied by the Service Period Fraction (the “Chair Initial Award Amount”). The number of RSUs granted on the Initial Award Date shall be computed by dividing the Chair Initial Award Amount (adjusted to Canadian dollars by multiplying the daily average exchange rate published by the Bank of Canada on the date immediately prior to the Closing Date) by the closing price of the Company’s Subordinate Voting Shares on the CSE on the trading day prior to each Initial Award Date (the “Chair Initial Award RSUs”).

Vesting:	100% of the Non-Chair Initial Award RSUs or the Chair Initial Award RSUs, as the case may be, shall vest one year from the Initial Award Date so long as the Non-Employee Director is providing any of the Services to the Company, provided however, that if the Non-Employee Director is not providing any of the Services as a result of a Non-Voluntary Termination, the Non-Chair Initial Award RSUs or the Chair Initial Award RSUs, as the case may be, will vest with respect to a number of RSUs equal to number of RSUs awarded multiplied by a fraction the numerator of which is the number of completed days elapsed after the respective Initial Award Date to the date of Non-Voluntary Termination, and the denominator of which is 365.

Annual Awards

Award Amount:

On January 1 of each calendar year following the Effective Date (the “Annual Award Date”), each Non-Employee Director who is not the Chair of the Board will be granted a number of RSUs computed by dividing a target grant value of $100,000 (adjusted to Canadian dollars by multiplying the daily average exchange rate published by the Bank of Canada on the date immediately prior to the Closing Date) by the closing price of the Company’s Subordinate Voting Shares on the CSE on the trading day prior to each Annual Award Date (the “Non-Chair Annual Award”).

In addition to the Non-Chair Award, on each Annual Award Date, each Non-Employee Director who is serving as the Chair of the Board will be granted an additional number of RSUs computed by dividing a target grant value of $50,000 (adjusted to Canadian dollars by multiplying the daily average exchange rate published by the Bank of Canada on the date immediately prior to the Closing Date) by the closing price of the Company’s Subordinate Voting Shares on the CSE on the trading day prior to each Annual Award Date so long as such director remains Chair of the Board (the “Chair Annual Award” together with the Non-Chair Annual Award, the “Annual RSU Award”).

Vesting:	100% of the Annual Award shall vest one year from the respective Annual Award Date so long as the Non-Employee Director is providing any of the Services to the Company, provided however, that if the Non-Employee Director is not providing any of the Services as a result of a Non-Voluntary Termination, the Annual RSU Award will vest with respect to a number of RSUs equal to the Annual RSU Award multiplied by a fraction the numerator of which is the number of completed days elapsed after the last Annual Award Date to the date of Non-Voluntary Termination, and the denominator of which is 365.

Forfeiture Upon Departure of a Director

Any RSUs that do not vest as provided for above shall be forfeited and such RSUs shall be cancelled by the Company and neither the Non-Employee Director nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested RSUs.

4. TRAVEL EXPENSE REIMBURSEMENT

The Company shall reimburse each Non-Employee Director for his or her reasonable business expenses incurred in connection with the performance of his or her duties, including reasonable travel and other expenses incurred by the Non-Employee Director to attend Board and committee meetings. Each Non-Employee Director shall provide to the Company such receipts and other records related to such reimbursable expenses as the Company may require.

5. MISCELANEOUS

Neither this Policy nor any compensation paid hereunder will confer on any Non-Employee Director the right to continue to serve as a member of the Board or in any other capacity. Any and all rights of a Non-Employee Director respecting payments under this Policy may not be assigned, transferred, pledged or encumbered in any manner, other than by will or the laws of descent and distribution, and any attempt to do so shall be void. This Policy shall be binding on the Company and its successors and assign. The obligations of the Company with respect to payments under this Policy are subject to compliance with all applicable laws and regulations. The Board may at any time amend or modify this Policy in whole or in part. Notwithstanding the foregoing, no amendment or termination of this Policy may impair the right of a Non-Employee Director to receive any amounts awarded hereunder prior to the effective date of such amendment or termination. The law of [British Columbia] shall govern all questions concerning the construction, validity and interpretation of this Policy. This Policy is intended to comply with the requirements of Section 409A of the U.S. Internal Revenue Code (the “Code”), to the extent applicable, and shall be interpreted accordingly. Notwithstanding the foregoing, the Company makes no representations or covenants that any compensation paid or awarded under this Policy will comply with Section 409A of the Code.

6. APPROVAL

Approved by the Board of Directors on August 3, 2020 (the “Effective Date”).

SCEHDULE 1

INTERIM AWARDS

Director	Number of Days of Board Service in 2020 for RSU Compensation	Number of RSUs Awarded
Mark Barnard	365	129,924.46
Eula Adams	365	92,441.38
Ana Dutra	122	30,898.21
Scott Atkison	233	59,010.52

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

UNDER THE HARVEST HEALTH & RECREATION INC.

2018 STOCK AND INCENTIVE PLAN

(attached)

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

UNDER THE HARVEST HEALTH & RECREATION INC.

2018 STOCK AND INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the Harvest Health & Recreation Inc. 2018 Stock and Incentive Plan as amended through the date hereof (the “Plan”), Harvest Health & Recreation Inc., a British Columbia corporation (the “Company”), hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall entitle the Grantee to one subordinate voting share of the Company as contemplated under the Plan (“Subordinate Voting Share”) subject to the restrictions and conditions set forth herein and in the Plan.

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Section 2 of this Agreement and (ii) shares have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2. Vesting of Restricted Stock Units. 100% of the Award shall vest on December 31, 20[●] (the “Vesting Date”), so long as the Grantee is, as of such date, providing Services. The restrictions and conditions of Section 1 of this Agreement shall lapse on the Vesting Date, subject to the requirements set forth in Section 3(a).

3. Failure to be Nominated; Death or Disability.

(a) If the Grantee is not providing any of the Services as a result of the Grantee’s Non-Voluntary Termination, a portion of the Award will vest equal to the amount of the Award multiplied by a fraction the numerator of which is the number of completed days elapsed after the Grant Date to the date of Non-Voluntary Termination, and the denominator of which is ●1.

(b) Any Award that does not vest as provided for above shall be forfeited and such Award shall be cancelled by the Company and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Award.

4. Issuance of Shares of Stock. As soon as practicable following each Vesting Date, the Company shall issue to the Grantee the number of Subordinate Voting Shares equal to the aggregate number of Restricted Stock Units that have vested pursuant to Section 2 of this Agreement, as applicable, on such date.

1NTD: For the awards granted in 2020, this will be the number of days from the date of grant to the end of 2020. For each Agreement granted in any year thereafter, this number will be 365.

5. Miscellaneous Provisions.

(a) Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 3(a) of the Plan.

(b) Compliance Matters. The Company may require from the Grantee such investment representation, undertaking or agreement, if any, as the Company may consider necessary in order to comply with applicable laws and policies of any applicable exchange. The Grantee understands and acknowledges that the Subordinate Voting Shares to be issued upon vesting may be issued subject to any restrictive legend or other transfer restrictions as may be required by applicable securities laws and stock exchange requirements. If the stock of the Company is not exempt from California securities laws, then with respect to any Grantee who is a California resident, the Company will deliver financial statements to the Grantee if he or she is not a key person within the Company or an Affiliate whose duties afford Grantee access to equivalent information.

(c) Incorporation of Policies. The Restricted Stock Units and all compensation awarded under this Agreement shall be subject to the terms of any clawback, noncompetition, confidentiality or nondisclosure policies or agreements as may be in place between the Grantee and the Company or any Affiliate from time to time.

6. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Subordinate Voting Stock to be issued to the Grantee a number of shares of Subordinate Voting Stock with an aggregate Fair Market Value on the applicable Vesting Date set forth in Sections 2 or 3, as applicable, that would satisfy the withholding amount due.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8. No Obligation to Continue Directorship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee as a director and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to end the directorship of the Grantee in accordance with the organizational documents of the Company and applicable law.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

12. Definitions.

In addition to the definitions set forth in the Plan, the following terms shall have the meanings ascribed herein (in the event a conflict exists, the meaning set forth in this Agreement shall prevail):

“Agreement” shall mean this Restricted Stock Unit Award Agreement.

Non-Voluntary Termination shall mean, with respect to the Grantee (i) death or permanent and total disability (as defined in Section 22(e)(3) of the Code), or (ii) failure to be nominated or elected to the Board by the Company’s shareholders at any annual or special meeting of the Company’s shareholders.

Services shall mean, collectively (i) serving as a member of the Board of Directors of the Company (the “Board”), (ii) providing services to the Company pursuant to a written agreement approved by the Board, or (iii) serving as a director, manager or providing services for any subsidiary of the Company pursuant to a written agreement approved by the Board.

“Subsidiaries” means a direct or indirect subsidiary of the Company.

The foregoing Agreement is hereby accepted, and the terms and conditions thereof hereby agreed to by the undersigned effective as of the ● day of ● 20●.

GRANTEE:

Dated: , 2020

Address:

COMPANY:
Harvest Health & Recreation Inc.

By:
Steve White
Its:	CEO

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